Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2018 FOURTH QUARTER AND YEAR END EARNINGS

OAKLAND, MARYLAND—March 11, 2019: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $10.7 million for the year ended December 31, 2018, compared to $4.1 million for 2017. Basic and diluted net income per common share for the year ended December 31, 2018 were both $1.51, compared to basic and diluted net income per common share of $.58 for 2017. The increase in earnings for 2018 was attributable to a $4.6 million increase in net interest income, an increase of $.7 million in other operating income, exclusive of gains, a $.4 million decrease in provision expense, and a $4.2 million decrease in income tax expense. The decrease in income tax expense was driven by the enactment of the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017, which reduced the federal tax rate from 35% to 21%. The reduction in the tax rate at December 31, 2017 increased tax expense due to the revaluation of our deferred tax assets at the lower rate. These changes were offset by a $4.6 million increase in other operating expenses, driven primarily by increased salaries and benefits relating to new hires late in 2017, merit increases and increased life and health costs due to increased claims. The elimination of preferred stock dividends relating to the redemption of $10.0 million of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) in each of March 2017 and November 2017 also contributed to the increase in net income. The net interest margin for the year ended December 31, 2018, on a fully tax equivalent (“FTE”) basis, increased to 3.74% from 3.37% for the year ended December 31, 2017.

According to Carissa L. Rodeheaver, Chairman of the Board, President and Chief Executive Officer, “During 2018 we delivered improved core earnings, a higher net interest margin, and enhanced earnings per common share.  Excluding the 2017 one-time tax expense of $3.2 million relating to the Tax Act, 2018 net income improved by 47% and earnings per common share improved by 49% over 2017.  We were pleased to have positive loan growth, resulting in growth in our total assets.  In 2019, we will continue our focus on growing our loan portfolio, growing core deposits, increasing fee income and becoming a more efficient organization”

Consolidated net income available to common shareholders was $2.4 million or $.34 per common share, for the fourth quarter of 2018, compared to a consolidated net loss attributable to common shareholders of $1.3 million, or ($.19) per common share, for the fourth quarter of 2017. The net loss for the fourth quarter of 2017 was primarily attributable to a $3.2 million increase in income tax expense on account of the enactment of the Tax Act in December of 2017.

Financial Highlights Comparing the Three and Twelve Months Ended December 31, 2018 and 2017:

•	Net income increased $6.6 million when comparing 2018 to 2017. The increase in earnings for 2018 was primarily attributable to a $3.2 million, or $.49 per common share, increase in income tax expense in the fourth quarter of 2017 due to the enactment of the Tax Act, which required us to revalue our deferred tax assets and liabilities at December 31, 2017.

•	Operating expenses increased $4.6 million when comparing the year ended December 31, 2018 to the year ended December 31, 2017. Salaries and benefits increased $1.9 million, primarily due to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims. We also saw an increase of $.9 million in data processing, equipment and occupancy expense due to increased depreciation expense related to the branch renovation projects and new digital services implemented during 2018 as compared to the same period of 2017. Other real estate owned (“OREO”) expenses increased $1.3 million due primarily to valuation allowance write-downs on properties in 2018.

•	Net interest margin improved to 3.74% at December 31, 2018 compared to 3.37% at December 31, 2017. The increase was due to an increase in interest and fees on loans from rate increases by the Federal Reserve, new loans booked at higher rates and strong loan growth in 2018. This increase was offset slightly by increased interest expense due to increases in rates paid on deposits.

Balance Sheet Overview

Total assets at December 31, 2018 increased slightly to $1.4 billion from the $1.3 billion recorded at December 31, 2017. Comparing 2018 to 2017, cash and interest-bearing deposits in other banks decreased by $60.2 million, the investment portfolio decreased by $8.5 million, and gross loans increased by $115.2 million. Net deferred tax assets decreased by $1.4 million. OREO balances decreased by $3.5 million due to sales of properties as well as valuation allowance write-downs as new appraisals were obtained on properties in 2018. The balance of our bank-owned life insurance (“BOLI”) investments increased by $1.2 million due to earnings in 2018. Total liabilities increased by $39.4 million for the year ended December 31, 2018 when compared to 2017 due primarily to an increase of $28.1 million in deposits, which was driven primarily by the purchase of two short-term brokered certificates of deposit of $25.0 million. Short-term borrowings increased by $28.9 million due to an increase in overnight borrowings. This increase was related to a $15.0 million Federal Home Loan Bank (“FHLB”) advance that was shifted from long-term borrowings at its maturity in April 2018 and the utilization of our funding sources from our correspondent banks. Long-term borrowings decreased by $20.0 million as a result of the repayment of two FHLB advances totaling $5.0 million at maturity in January 2018 and the shift of a $15.0 million FHLB advance to short-term borrowings as discussed above. Comparing December 31, 2018 to December 31, 2017, shareholders’ equity increased by $8.9 million as a result of the Corporation’s income recorded in 2018 less dividends paid to the common shareholders.

Comparing December 31, 2018 to December 31, 2017, loans outstanding increased by $115.2 million. Commercial real estate (“CRE”) loans increased by $23.7 million due primarily to several new large relationships in 2018. Acquisition and development (“A&D”) loans increased $7.9 million. Commercial and industrial (“C&I”) loans increased by $34.7 million due to several new relationships as well as new balances for several large existing relationships. Residential mortgage loans increased by $38.3 million due to the purchase of a $15.0 million mortgage pool in the first quarter of 2018 as well as production in the professional’s program. Growth continued in both fixed and adjustable products. The consumer loan portfolio increased by $10.6 million due primarily to the purchase of a $10.0 million student loan pool in the first quarter of 2018. New consumer loan production was offset by amortization of existing balances. At December 31, 2018 and 2017, 27% and 28%, respectively, of the commercial loan portfolio was collateralized by real estate. Adjustable interest rate loans made up 52% of total loans at December 31, 2018 and 58% at December 31, 2017, with the balance being fixed–interest rate loans as customer preference shifted to fixed rate products in the rising rate environment.

Total fair value of investment securities available-for-sale at December 31, 2018 decreased by $8.8 million when compared to December 31, 2017. At December 31, 2018, the securities classified as available-for-sale included a net unrealized loss of $6.5 million, compared to $7.1 million at December 31, 2017, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Total deposits increased by $28.1 million at December 31, 2018 when compared to December 31, 2017. During 2018, non-interest bearing deposits increased $10.2 million due to new account openings as well as increased balances in existing accounts. Traditional savings accounts decreased $1.5 million as we saw balances shift to other products at higher rates. Total demand deposits decreased $8.4 million due to several large relationships re-allocating balances. Total money market accounts increased $10.3 million due primarily to new account openings in our new, higher rate money market product in the fourth quarter of 2018. Time deposits less than $100,000 declined $8.2 million and time deposits greater than $100,000 increased $25.7 million. In November 2018, two short-term brokered certificates of deposit of $15.0 million and $10.0 million were purchased through third-party brokers to fix interest expense in the rising rate environment.

The book value of the Corporation’s common stock was $16.52 per share at December 31, 2018, compared to $15.34 per share at December 31, 2017.

At December 31, 2018, there were 7,086,632 outstanding shares of the Corporation’s common stock.

Net Interest Income (Tax-Equivalent Basis)

Net interest income on a fully taxable equivalent (“FTE”) basis increased $4.8 million (11.8%) for the year ended December 31, 2018 when compared to 2017. Interest and fees on loans increased by $5.4 million (on an FTE basis) in 2018 when compared to 2017, offset slightly by an increase of $.7 million in interest expense for the same time period. The net interest margin for the year ended December 31, 2018 increased to 3.74%, compared to 3.37% for the year ended December 31, 2017.

Interest and fees on loans increased due to the rate increases by the Federal Reserve in 2018, loan growth and new loans booked at higher rates as well as the collection of interest and fees on a non-accrual loan at payoff. Interest income on our investment securities increased by $.4 million (on an FTE basis) in 2018 when compared to 2017. This increase was primarily due to rate increases on the collateralized debt obligation (“CDO”) portfolio as these are variable rate investments. When comparing the year ended December 31, 2018 to the year ended December 31, 2017, there was an increase of $9.9 million in average interest-earning assets, driven primarily by an increase of $56.5 million in average loan balances, offset by a decrease of $42.7 million in federal funds sold.

Interest expense increased $.7 million for the year ended December 31, 2018 when compared to the year ended December 31, 2017. This increase was primarily due to increases in rates paid on interest-bearing deposits as pricing pressures continued in all markets. We continued to offer empowered pricing on full relationship customers as well as the introduction of a new, higher rate money market product in late 2018. The increase was partially offset by a $17.1 million reduction in average long-term borrowings, which resulted from the repayment of two FHLB advances totaling $5.0 million at maturity in January 2018, the shift of a $15.0 million FHLB advance that matured in April 2018 to short-term borrowings, and the Corporation’s repayment of $10.8 million of its junior subordinated debentures held by Trust III in March 2017. The effect on the average rate paid on total interest-bearing liabilities was an eight-basis point increase, from .78% for 2017 to .86% for 2018.

Asset Quality

The allowance for loan loss (“ALL”) increased to $11.0 million at December 31, 2018, compared to $10.0 million at December 31, 2017. The provision for loan losses for the year ended December 31, 2018 decreased to $2.1 million from $2.5 million for the year ended December 31, 2017. The decreased provision expense was primarily due to decreased net charge-offs of $1.0 million in 2018, compared to net charge-offs of $2.5 million in 2017. The ratio of the ALL to loans outstanding at December 31, 2018 was 1.10%, compared to 1.12% at December 31, 2017.

The ratio of net charge-offs to average loans for the year ended December 31, 2018 was .11%, compared to .28% for the year ended December 31, 2017. The CRE portfolio improved slightly to an annualized net charge-off rate of .33% as of December 31, 2018, compared to 1.43% as of December 31, 2017. This improvement was due to large charge-offs on one non-accrual loan in 2017. The A&D loan portfolio had an annualized net recovery rate of .15% as of December 31, 2018, compared to .11% as of December 31, 2017. The annualized net recovery ratio for C&I loans was .06% as of December 31, 2018, compared to 2.21% as of December 31, 2017. The decrease in recovery rate in 2018 was due to the receipt of $1.3 million in 2017 on a previously charged-off loan on an ethanol plant. Residential mortgage loans had a net charge-off ratio of 0.01% at December 31, 2018, compared to a net recovery ratio of 0.01% as of December 31, 2017, and the consumer loan charge-off ratios were .95% and .53% for December 31, 2018 and December 31, 2017, respectively.

Accruing loans past due 30 days or more increased to 1.10% of the loan portfolio at December 31, 2018, compared to .63% at December 31, 2017. Non-accrual loans totaled $4.9 million at December 31, 2018, compared to $7.1 million at December 31, 2017. The decrease in non-accrual loans was primarily due to the charge-offs related to one large CRE loan relationship in 2018. Non-accrual loans which have been subject to partial charge-offs totaled $.3 million at December 31, 2018, compared to $2.1 million at December 31, 2017.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of net gains, increased by $.7 million for the year ended December 31, 2018 when compared to 2017. As compared to 2017, the Company experienced increases in trust department earnings of $.4 million, brokerage commissions of $.2 million and debit card income of $.1 million. These increases were offset by slight declines in service charges on deposit accounts and BOLI income. Trust assets under management were $810.0 million at December 31, 2018 and $824.0 million at December 31, 2017.

Net gains of $127 thousand were reported through other income for the year ended December 31, 2018, compared to net gains of $29 thousand for 2017. The increase in gains realized in 2018 was due to a gain on a called trust preferred investment in the second quarter of 2018. This investment was called at par and had previously been written down from impairment charges.

Operating expenses increased $4.6 million when comparing the year ended December 31, 2018 to the year ended December 31, 2017. Salaries and benefits increased $1.9 million, attributable primarily to new hires in late 2017, merit increases and an increase in life and health insurance related to increased claims. We also saw an increase of $.9 million in data processing, equipment and occupancy expense due to increased depreciation expense related to the branch renovation projects and new digital services implemented during 2018 as compared to the same period of 2017. OREO expenses increased $1.3 million due primarily to valuation allowance write-downs on properties in 2018.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that are used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2018	2017	2018	2018	2018	2018	2017
EARNINGS SUMMARY
Interest income	$13,944	$12,023	$13,264	$12,724	$12,362	$52,294	$46,949
Interest expense	$2,468	$1,845	$2,008	$1,856	$1,780	$8,112	$7,371
Net interest income	$11,476	$10,178	$11,256	$10,868	$10,582	$44,182	$39,578
Provision for loan losses	$924	$725	$471	$269	$447	$2,111	$2,534
Other Operating Income	$3,833	$3,679	$3,797	$3,735	$3,676	$15,041	$14,311
Net (Losses)/Gains	$(63)	$26	$9	$147	$34	$127	$29
Other Operating Expense	$11,403	$9,801	$11,089	$10,625	$10,691	$43,808	$39,170
Income before taxes	$2,919	$3,357	$3,502	$3,856	$3,154	$13,431	$12,214
Income tax expense	$537	$4,389	$739	$840	$648	$2,764	$6,945
Net income/(Loss)	$2,382	$(1,032)	$2,763	$3,016	$2,506	$10,667	$5,269

Accumulated preferred stock dividends	$-	$225	$-	$-	$-	$-	$1,215
Net income available/(loss) attributable to common shareholders	$2,382	$(1,257)	2,763	$3,016	$2,506	$10,667	$4,054

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2018	2017	2018	2018	2018
PER COMMON SHARE
Basic/ Diluted Net Income/(Loss) Per Common Share	$0.34	$(0.19)	$0.39	$0.43	$0.35

Book value	$16.52	$15.34	$16.32	$15.95	$15.73
Closing market value	$15.92	$17.40	$18.80	$20.45	$19.20
Market Range:
High	$19.91	$18.30	$20.95	$24.32	$20.25
Low	$14.75	$15.75	$18.25	$18.50	$16.60

Common shares outstanding at period end	7,086,632	7,067,425	7,084,478	7,082,443	7,067,425

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.81%	0.40%	0.84%	0.84%	0.76%
Return on average shareholders' equity	9.39%	4.52%	9.83%	9.94%	9.13%
Net interest margin	3.74%	3.37%	3.73%	3.71%	3.68%
Efficiency ratio	71.20%	72.40%	72.20%	72.10%	72.30%

PERIOD END BALANCES	31-Dec	31-Dec
	2018	2017

Assets	$1,384,516	$1,336,470
Earning assets	$1,235,066	$1,129,331
Gross loans	$1,007,714	$892,518
Commercial Real Estate	$306,921	$283,162
Acquisition and Development	$118,360	$110,530
Commercial and Industrial	$111,466	$76,723
Residential Mortgage	$436,907	$398,648
Consumer	$34,060	$23,455
Investment securities	$231,651	$240,102
Total deposits	$1,067,527	$1,039,390
Noninterest bearing	$262,250	$252,049
Interest bearing	$805,277	$787,341
Shareholders' equity	$117,066	$108,390

CAPITAL RATIOS	31-Dec	31-Dec
	2018	2017
Period end capital
Tier 1 to risk weighted assets	14.87%	14.97%
Common Equity Tier 1 to risk weighted assets	12.45%	12.54%
Tier 1 Leverage	11.47%	11.00%
Total risk based capital	15.91%	15.98%

ASSET QUALITY
Net charge-offs for the quarter	$200	$1,508
Nonperforming assets: (Period End)

Nonaccrual loans	$4,922	$7,118
Loans 90 days past due and accruing	$430	$595
Total nonperforming loans and 90 days past due loans	$5,352	$7,713

Restructured loans	$4,864	$5,955
Other real estate owned	$6,598	$10,141

Allowance for loan losses to gross loans, at period end	1.10%	1.12%
Nonperforming and 90 day past due loans to total loans, at period end	0.54%	0.86%
Nonperforming loans and 90 day past due loans to total assets, at period end	0.39%	0.58%